Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Edgewater Bank 401(k) Plan (File No. 333-194011) of our report dated March 29, 2016, on our audits of the consolidated financial statements of Edgewater Bancorp, Inc. as of and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K.
BKD, LLP
Fort Wayne, Indiana
March 29, 2016